BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

150303

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Filed in the Office of	Business Number C18085-2000
Barbara K. Cegavske	Filing Number 20180131846-84
Secretary of State State Of Nevada	Filed On 03/23/2018
	Number of Pages 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

iPure Labs, Inc.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series "C" Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

(f) Voting Rights shall be amended to read as follows:

Except as otherwise expressly provided herein or as required by the law, the Holders of shares of Convertible Preferred Series C Stock shall be entitled to vote on any and all matters considered and voted upon by the Corporation's Common Stock. The Holders of the Convertible Preferred Series C Stock shall be entitled to one hundred (100) votes per share of Convertible Preferred Series C Stock.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.